ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                          OF JEWELNIQUE DESIGNS, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the Corporation is Jewelnique Designs, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted on June 9, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

     __________   No shares have been issued or Directors Elected - Action by
                  Incorporators

     __________   No shares have been issued but Directors Elected - Action by
                  Directors

     __________   Such amendment was adopted by the board of directors where shares have been issued.

         X        Such amendment was adopted by a vote of the shareholders. The
     __________   number of shares voted for the amendment was sufficient for approval.

     Article I of the Articles of Incorporation of the Corporation shall be amended so that, as amended, Article I will read in its entirety as follows:

                                   ARTICLE I

     The name of the corporation shall be OSTEO SYSTEMS, INC.

     The first paragraph of Article III of the Corporation's Articles of Incorporation shall be amended so that, as amended, the first paragraph of
Article III will read in its entirety as set forth below and, except as amended in the manner provided below, the remainder of Article III of the Articles of Incorporation will remain in full force and effect.

                                  ARTICLE III

          The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 110,000,000, of which 10,000,000 shall be shares of preferred stock, $.01 par value per share, and 100,000,000 shall be shares of common stock, $.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as set forth in paragraphs (1) and (2) below.

     (1) At the time this Amendment becomes effective, each one share of common stock, $.001 par value per share, of the Corporation issued and outstanding at such time shall be, and hereby is, changed and reclassified into thirty fully-paid and nonassessable shares of common stock, $.001 par value per share, of the Corporation authorized by such Amendment, with the result that the number of shares of common stock of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment is 205,000 shares of common stock, $.001 par value per share, and the number of shares of common stock of the Corporation issued and outanding immediately following the taking of effect of this Amendment is 6,150,000 shares of common stock, $.001 par value per share. At any time after this Amendment becomes effective, each certificate representing any shares of common stock, $.001 par value per share, of the Corporation outstanding immediately prior to the taking of effect of this Amendment (collectively, the "Old Certificates") shall be exchangeable for a certificate representing shares of common stock, $.001 par value per share, of the Corporation authorized by such Amendment (collectively, the "New Certificates"), in the ratio for such reclassification stated above (i.e., 30:1) through the surrender of such Old Certificates by the holders of record thereof to the Secretary of this Corporation at the principal office of the Corporation.

     (2) Upon surrender for exchange by each shareholder of an Old Certificate, the Corporation shall issue and deliver to each such shareholder a New Certificate representing thirty shares of common stock, $.001 par value per share, of the Corporation for each one share of common stock, $.001 par value per share, of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment. The reclassification of issued and outstanding shares of common stock, $.001 par value per share, of the Corporation into shares of common stock, $.001 par value, of the Corporation shall be deemed to occur when this Amendment becomes effective and neither the surrender of the Old Certificates nor the issuance of the New Certificates shall be a necessary condition for the effectiveness of such reclassification. Each Old Certificate shall be canceled upon its surrender and the issuance of a New Certificate evidencing such shares as so reclassified. Consequently, the stated capital of this Corporation shall remain unchanged following the taking of effect of this Amendment.

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

     If these amendments are to have a delayed effective date, please list that date: Not applicable.

            (Not to exceed ninety (90) days from the date of filing)


                                              JEWELNIQUE DESIGNS, INC.

                                              By:  /s/  Kendall L. Dorsett
                                                   -----------------------------
                                                   Kendall L. Dorsett, Secretary